Exhibit 99.1

GeoMet, Inc. Announces Agreement to Sell Alabama Coalbed Methane Properties

Houston, Texas — May 7, 2013 — GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet”) announced today that it has entered into an agreement to sell its coalbed methane properties in Alabama to a private independent oil and gas company with interests in Alabama, for a  purchase price of $63.2 million, subject to customary purchase price adjustments. The effective date of this transaction is April 1, 2013, and it is expected to close on or before June 14, 2013, subject to the exercise of preferential rights and customary closing conditions. GeoMet plans to use the cash proceeds from this asset divestiture, net of purchase price adjustments and other transaction related expenditures, to repay borrowings under its Credit Agreement.

GeoMet has entered into an amendment to its Credit Agreement, which became effective as of May 1, 2013 and provides the necessary consents to sell the Alabama Properties. The amendment requires repayment of a minimum of $52 million which will result in the elimination of the “non-conforming” tranche B portion of total outstanding borrowings. Following the expected use of net proceeds for repayment of indebtedness, GeoMet’s borrowing base will be the lesser of $83 million or actual outstanding borrowings at such time.

GeoMet’s average net interest in the Alabama Properties produced approximately 9,700 Mcf of natural gas per day during the month of March 2013, or approximately 29% of GeoMet’s total production for this time period on the basis of accounting principles generally accepted in the United States. As of March 31, 2013 and based on Securities and Exchange Commission guidelines, GeoMet’s net proved reserves attributable to the Alabama Properties were estimated to be approximately 43 Bcf, all classified as proved developed reserves.

Lantana Oil & Gas Partners was divestment advisor to GeoMet for the sales process.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements, and include statements regarding GeoMet’s ability to close the sale of the Alabama properties, the amount of net proceeds GeoMet expects to receive after purchase price adjustments, the borrowing base under GeoMet’s Credit Agreement and similar statements. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, the uncertainties involved in estimating quantities of proved natural gas reserves, changes to the borrowing base under GeoMet’s Credit Agreement made by its lenders, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports GeoMet has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). GeoMet’s principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama, which GeoMet has agreed to sell, and the Central Appalachian Basin in Virginia and West Virginia. GeoMet also controls additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia. For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit GeoMet’s website at www.geometinc.com.